Exhibit (e)(6)

NON-COMPETITION AND

NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is being executed and delivered as of July 15, 2014, by Charles C. Baker (“Shareholder”) in favor and for the benefit of Realogy Group LLC, a Delaware limited liability company (“Parent”).

RECITALS

A. Concurrently with the execution of this Agreement, ZipRealty, Inc. (“ZipRealty”), Parent and Honeycomb Acquisition, Inc., a wholly owned subsidiary of Parent, have entered into an Agreement and Plan of Merger dated as of July 15, 2014 (the “Merger Agreement”), pursuant to which Parent shall acquire all of the outstanding equity interests of ZipRealty (the “Merger”).

B. Shareholder is a significant stockholder and/or optionholder of ZipRealty, and Shareholder shall receive significant consideration in connection with the Merger.

C. Shareholder has been offered and, concurrently with the execution of this Agreement, has accepted continued employment with ZipRealty, contingent upon the execution of certain agreements, including, but not limited to this Agreement, and the closing of the Merger.

D. Parent and Shareholder mutually desire that the entire goodwill of ZipRealty be transferred to Parent and/or its subsidiaries as part of the Merger and acknowledge that the failure of Parent and/or its subsidiaries to receive the entire goodwill contemplated by the Merger would have the effect of reducing the value of ZipRealty to Parent and its subsidiaries.

E. As a condition and mutual inducement to the Merger, and to preserve the value of the business being acquired by Parent after the Merger, the Merger Agreement contemplates, among other things, that Shareholder shall enter into this Agreement and that this Agreement shall only become effective at the Effective Time of the Merger (the “Closing”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein, Parent and Shareholder hereby agree as follows:

Definitions. For purposes of this Agreement, the parties agree to the following definitions of the key terms used in this Agreement:

“Continuing Employee” means any employee of ZipRealty and its subsidiaries who was employed thereby immediately prior to the Closing.

“ZipRealty Business” means the businesses of ZipRealty immediately prior to the Closing (including, without limitation, the residential real estate brokerage and technology businesses). For the avoidance of doubt, the ZipRealty Business includes, without limitation, (i) residential real estate brokerage services (e.g., similar to those of Redfin, NRT); (ii) residential real estate services consumer-lead generation activities including real estate brokerage/agency, mortgage origination and title agency/escrow services (e.g., similar to the activities of Zillow, Redfin, reply.com and Movoto); (iii) provision of customer relationship management software for use by residential real estate agents and/or brokers, including but not limited to algorithmic scoring of customer attributes to aid in efficient prospect targeting (e.g., similar to products of Trulia (MarketLeader), TigerLeads, and BoomTown); (iv) provision of real estate services website platforms (e.g., similar to those of Real Estate Digital or Homes Media Group); (v) creation of mobile applications supporting residential real estate services including but not limited to real estate brokerage/agency, mortgage origination and title agency/escrow services (e.g., similar to activities of SmarterAgent and Zillow); (vi) email marketing to residential real estate services customers (e.g., similar to services of Rezora, NewPanda, CRM and ExactTarget); (vii) provision of real estate services professional collaboration platforms (e.g., similar to those of YapMo or Yammer); and (viii) provision of residential real estate services broker performance and recruiting analytics products (e.g., similar to those of Lone Wolf or Trulia (MarketLeader)).

“Restricted Territory” shall the United States, as ZipRealty is engaged in business throughout the United States.

“Term of this Agreement” shall mean the period of time commencing at the Closing and ending on the three (3) year anniversary of the Closing.

1. Non-Competition. During the Term of this Agreement and anywhere in the Restricted Territory, the Shareholder agrees that, without the prior written consent of Parent, he shall not:

(a) directly or through any agent, acquire or hold any ownership interest in, or participate in or facilitate the financing, operation, management or control of any firm, partnership, corporation, person, entity or business that offers to its customers any product, technology or service which competes with ZipRealty Business;

(b) directly or through any agent, be or become an officer, a director, a stockholder, owner, co-owner, partner, trustee, consultant or advisor to any firm, partnership, corporation, person, entity or business which offers to its customers any product, technology or service which competes with ZipRealty Business;

(c) become employed by, or contract to provide services to, any firm, partnership, corporation, person, entity or business, if his responsibilities involve the sales, management, employment or support of any service, product or technology which competes with ZipRealty Business; or

(d) interfere with the business of ZipRealty, any of its subsidiaries or its successors or assigns (as applicable) with respect to ZipRealty Business, or solicit any of ZipRealty or its subsidiaries’ customers or investors on behalf of any firm, partnership, corporation, person, entity or business, in each case with respect to any product, technology or service which (whether for profit or not for profit) competes with ZipRealty Business;

provided, however, that nothing in this Section 1 of this Agreement shall prevent Shareholder from owning as a passive investment less than 2% of the outstanding shares of the capital stock of a corporation or other entity, so long as Shareholder does not also engage in any of the activities prohibited by this Section 1 on behalf of such corporation or other entity.

2. Non-Solicitation. Shareholder further agrees that, during the Term of this Agreement and anywhere in the Restricted Territory, without the prior written consent of Parent, he shall not:

(a) personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on Shareholder’s own behalf or on behalf of any other person or entity), or take any other action which is intended to induce or encourage, any Continuing Employee, to discontinue his employment with ZipRealty, any of its subsidiaries or their respective successors or assigns (as applicable), whether such person is a full-time, part-time or temporary employee and whether such employment is pursuant to a written agreement, for a predetermined period, or is at-will; or

(b) personally or through others, directly or indirectly, interfere or attempt to interfere with the relationship of ZipRealty, any of its subsidiaries or its successors or assigns (as applicable) with any person or entity which was a customer, strategic partner or vendor or an actively-sought prospective customer, strategic partner or vendor of ZipRealty, any of its subsidiaries or its respective successors or assigns (as applicable) with respect to ZipRealty Business;

provided, however, that notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements which may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards employees of Parent, any of its subsidiaries or their respective successors or assigns (as applicable) shall not be deemed to be a solicitation under this Agreement.

3. Severability of Covenants. The covenants contained in Sections 1and 2 herein shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Section 1 or 2 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

4. Independence of Obligations. The covenants and obligations of Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and Parent on the other. The Shareholder nevertheless understands and agrees to his obligations and the restraints they may impose and in particular:

(a) Shareholder Acknowledgement of Receipt of Value. Shareholder acknowledges that (i) Shareholder is an officer, significant stockholder and/or optionholder, key employee, and/or a key member of the management of ZipRealty; (ii) the goodwill associated with the existing business, customers and assets of ZipRealty prior to the Merger is an integral component of the value of ZipRealty to Parent and is reflected in the consideration payable to Shareholder and the other stockholders of ZipRealty in connection with the Merger, and (iii) Shareholder’s agreement as set forth herein is necessary to preserve the value of ZipRealty Business for Parent following the Merger.

(b) Shareholder Acknowledgement of Restraints. Shareholder also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (i) ZipRealty and Parent are engaged in a highly competitive industry, (ii) Shareholder has unique access to, and will continue to have access to, the trade secrets and know-how of ZipRealty and Parent, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of ZipRealty and Parent, (iii) Shareholder is accepting continued employment with ZipRealty in connection with the Merger, (iv) in the event Shareholder’s employment with Parent ended, Shareholder would be able to obtain suitable and satisfactory employment without violation of this Agreement, and (v) this Agreement provides no more protection than is necessary to protect Parent’s interests in the goodwill, trade secrets and confidential information of ZipRealty.

(c) Shareholder Acknowledgement of Duration. Shareholder acknowledges, understands and agrees that, in exchange for the consideration received as a result of the Merger, he is voluntarily accepting restrictions which may extend beyond the period of employment with ZipRealty. Shareholder’s obligations under Section 1 and Section 2 of this Agreement shall remain in effect for the Term of the Agreement regardless of whether Shareholder’s employment with Parent is terminated voluntarily, involuntarily or for any or no reason.

5. Enforcement. The Shareholder understands, acknowledges and agrees that:

(a) The Shareholder has gained a special and unique expertise in the business operations of ZipRealty that is of unique and peculiar value and that the provisions of this Agreement are required for the fair and reasonable protection of the Parent’s proprietary interest in ZipRealty Business, and are intended to prohibit Shareholder and any third parties from benefiting from the Shareholder’s historical relationship with ZipRealty at the expense of and economic detriment to Parent or its successors or assigns (as applicable).

(b) The various rights and duties created hereunder are extraordinary and unique, so that the Parent or its successors or assigns (as applicable), will suffer irreparable injury that cannot adequately be compensated for by monetary damages alone in the event of the Shareholder’s breach or violation of any covenant or undertaking contained in this Agreement. The Shareholder, therefore, agrees that Parent or its successors or assigns (as applicable), in addition to such damages and other remedies and without limiting any other remedy or right that they may have, shall have the immediate right to obtain a temporary, preliminary and final injunction against the Shareholder issued by a court of competent jurisdiction enjoining any such alleged breach or violation without posting any bond that might otherwise be required, and the Shareholder agrees that he shall not plead adequacy of any relief at law available to the Parent or its successors or assigns (as applicable) (including monetary damages) as a defense to any petition, claim or motion for preliminary or final injunctive relief to enforce any provision of this Agreement.

(c) In the event that the Shareholder shall breach in any material respect any provision of this Agreement, then any time period associated with any such provision shall be deemed suspended at the time of the breach, but shall begin to run again for its remaining period after the Shareholder is no longer in material breach of such provision. For purposes of this Agreement, the remaining portion of any such time period shall be the difference between the full stated time period in this Agreement relating to any such provision, less any time that Shareholder complied with such provision prior to the Shareholder’s material breach thereof.

(d) The rights and remedies of Parent hereunder are not exclusive of or limited by any other rights or remedies that Parent may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent hereunder, and the obligations and liabilities of Shareholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit Shareholder’s obligations or the rights of Parent (or any affiliate of Parent), or Parent’s (or any affiliate of Parent’s) obligations or the rights of Shareholder, under the terms of any other agreement between Shareholder and Parent or any affiliate of Parent.

(e) If Parent, any of its subsidiaries or their respective successors or assigns (as applicable), on the one hand, or Shareholder, on the other hand, asserts an action at law or in equity to enforce any of the terms of this Agreement, then the prevailing party in such action shall be entitled to recover from the other party (or its successors or assigns, as applicable) all reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such prevailing party may be entitled.

6. General Provisions.

(a) Employment Status. Shareholder acknowledges and agrees that this Agreement does not address and does not alter Shareholder’s employment status with ZipRealty or Parent, as the case may be, as it may be set forth in other agreements or arrangements.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received.

(A) if to Parent, to:

Realogy Group LLC

175 Park Avenue

Madison, NJ 07940

Attention: General Counsel

Facsimile No.: 973-407-5311

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attention: Barbara L. Becker

Facsimile No.: (212) 351-4035

Email: bbecker@gibsondunn.com

(B) if to Shareholder, to the address for notice set forth on the last page hereof, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

(c) Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(d) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof.

(e) No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder.

(f) Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates provided that Parent remains ultimately liable for all of Parent’s obligations hereunder.

(g) Severability. Except as provided in Section 3 hereof, in the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. Except as provided in Section 3 hereof, the parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(h) Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(j) Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal or state court in the Stat of New Jersey in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New Jersey for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

(k) Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Shareholder.

(l) Merger. In the event the Merger is not consummated and the Merger Agreement is terminated in accordance with its terms, this Agreement immediately and automatically shall be null and void.

I CERTIFY THAT I HAVE READ THE ENTIRE CONTENTS OF THIS AGREEMENT BEFORE SUBSCRIBING MY NAME HERETO; THAT I FULLY UNDERSTAND ALL THE TERMS, CONDITIONS, AND PROVISIONS SET FORTH IN THIS AGREEMENT, THAT I HAVE RECEIVED A COPY OF THIS AGREEMENT, AND THAT I HAVE HAD AN OPPORTUNITY AT MY OPTION TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY.

IN WITNESS WHEREOF, the parties have caused this Non-Competition and Non-Solicitation Agreement to be duly executed on the date first above written.

REALOGY GROUP LLC

By:	/s/ David J. Weaving
Name:	David J. Weaving
Title:	EVP/CAO

CHARLES C. BAKER

/s/ Charles C. Baker
Name:

Signature Page to Non-Competition and Non-Solicitation Agreement